Exhibit 99.1

An Interview with Mark Richards about Pervasip’s Zer01 Mobile VoIP Relationship.

Mark Richards is responsible for designing, building, operating and growing our VoIP platform and services. As Chief Information Officer of Pervasip and our wholly-owned VoIP subsidiary, VoX Communications Corp., he focuses his efforts on creating and enhancing our next- generation packet voice service offerings.

Mr. Richards has more than 20 years of domestic and international experience working in senior management positions for Fortune 500 and emerging companies in information technology and telecommunications. He has managed all aspects of telecommunications and information technology companies, has successfully led businesses through capital funding, and has dramatically increased profitability and cash flow.

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Could you please define the relationship between Pervasip’s VoX and Zer01?

Mr. Richards: Let me first explain exactly what Zer01 is, if I may, because there seems to be some confusion in the marketplace and the press about the relationship between Zer01 and ourselves and who does what, when and how.  Zer01 is the brand name of a mobile VoIP offering that is being launched by a company called Unified Technologies Group, Inc., or UTGI.  UTGI has developed a mobile application that seamlessly sits on the cell phone and takes over the phone’s dial pad by replacing it with its own. This application enables a cell phone to make calls over our network so that we can terminate those calls for Zer01. That describes our relationship in its simplest form, but the devil, as always, is in the details.  UTGI’s Zer01 service offering becomes very exciting because UTGI has a relationship that enables it to offer its service in as many as 130 countries over the GSM networks of the world with literally no roaming fees. When Zer01 combines its near-global “on ramp” with our VoX technology working over the Internet, Zer01 has the potential to offer the first true “world phone” without the ridiculous costs associated with all other phones with that label in the marketplace today.

Is there a contractual relationship?

Mr. Richards: Yes, we issued a press release on this some time ago and we discussed the contract in our Annual Report on Form 10-KSB that is filed with the SEC.  We have a signed contract with UTGI and a “take or pay” commitment for 50,000 lines within 12 months after UTGI launches its product.  UTGI has represented to us that it already has signed commitments from mobile phone distributors for over 500,000 phones. While it has been rumored that there is no guarantee that all of the Zer01 phones will, in fact, be provisioned on our network, I can tell you that, in our view, it is highly likely that they will. UTGI did not need to commit more than 50,000 phones to VoX for us to undertake the development work required to support the project.  Our systems are already technically geared to operate at the higher capacity that UTGI expects, with appropriate further scalability thereafter.  We are fully committed to provisioning of the VoIP network, end user billing and customer care for Zer01.

How much revenue per mobile VoIP line will go to VoX?

Mr. Richards: Our revenue per line is difficult to estimate until we see usage patterns of the Zer01 customers.  We estimated in our original press release that VoX could potentially see revenue of $40 per month per phone. We derived that number primarily because of the projected international revenue and the anticipated marketing by Zer01 to international users.  Clearly, we will not see $40 a month from only the U.S. domestic unlimited plan that Zer01 plans to sell for $69.95.  We estimated that approximately 50% of the Zer01 customers will take the international plan at $79, and that 50% of those people will use more international minutes than the plan permits.  As a result, we estimated that the average revenue to UTGI from each Zer01 customer will be over $90 per line per month. I believe that this estimate is conservative.  We have accounts on our regular VoIP plan using $200 of international usage, and yes – I do understand that most people  will not call internationally.  But for those who do make international calls, the revenue adds up quickly, especially when a customer places a call to a cell phone that is located overseas.  For most calls to international cell phones, we receive a minimum fee of 10 cents a minute.  Furthermore, UTGI and VoX are planning ahead. We foresee additional ring tone sales and UTGI even has plans for click-based revenue, so an average of $40 per line to VoX ? Yes – I definitely can see it.   And there are so many other opportunities for us.  VoX has been diligently setting up in Canada and we even have UK telephone numbers.  But we will see how that works out.  While we will likely be selling the product in Canada before the end of 2009, we are not sure about the UK yet as a roll-out in the UK would stretch our resources. We are already set up for some cities in Canada.

Why did Zer01 come to a small company like VoX when it could go to a major player like Level 3 or a Global Crossing?

Mr. Richards: UTGI’s CEO, Ben Piilani, spent a lot of time looking for the perfect company with which they could partner that has some unique capabilities.  While many people think there are many companies like VoX in the marketplace, there really aren’t. I must emphasize the technical superiority of VoX’s VoIP service, from our Linux “Google Farm” VoIP infrastructure to our highly-automated back office, and fully-scalable, sustainable systems. I spent a lot of time and energy early on in the evolution of VoX explaining these features to anyone who would listen.  To be honest, we also spent a lot of time and energy looking for the perfect sales machine that could help feed the incredible engine that we built. I will tell you that we never did find that machine – until now. We believe UTGI has developed a product that will finally test the four years of computer engineering by our dedicated and respected technical team. Ben recognized the technological advantages that we have.  It is more about our back office than it is about our VoIP.  It is a very complicated and expensive objective to scale and automate the human component out of the telephony process.

Can you explain how the network is set up?  Is Zer01 a MVNO?

Mr. Richards:  Zer01 is absolutely not an MVNO.  Those models did not work.   To use a utility company analogy, with an MVNO you are just selling the water company’s water under a different name to its own customers.  Ben was smart enough to bring his own water, and to use only the water companies’ pipes, which is a much more compelling model.  It is selling you the Internet without owning the infrastructure, or the phone call without the physical switches.  UTGI provides the Internet connection, and that is where VoX comes in – we are enabled globally by the Internet – and our VoIP technology simply works.  We have VoIP phone customers in 12 different countries and everyone raves about the quality of our voice compared to some of our competitors.  Notwithstanding what some people say, all VoIP is not created equal.  The Zer01 product is very different from anything else out in the marketplace.  The end user does not call a gateway or have to do anything other than make a direct-dialed call as he does now. Most VoIP companies doing anything mobile have some gimmick or inconvenience to the end user that most people will not tolerate – people just want to dial as they always do. The Zer01 dialpad is seamlessly integrated with the phone.  It’s not just an application running on the mobile phone operating system.  The Zer01 technology has the incredible ability to run not only on Windows Mobile 6.0, but also on the Blackberry phones, a jail-broken iPhone or even the incredible Google Android operating system.  This technology is perfect for that phone.

What is “Jail broken”?

Mr. Richards: Jail broken is one of the terms used for an iPhone that has had its “lock” to AT&T removed so it is “out of jail” and can be used on another GSM network simply by using the other carrier’s SIM card, which is a small card that plugs into the phone that is really your “identity” to the network.

How is it that Zer01 can gain access to the GSM network and provide unlimited voice and data and no one else seems to be offering this?

They were able to convince a major GSM carrier that they possess an incredible technology and that the cost basis of our combined technologies cannot easily be understood or duplicated.  But when you pass that cost savings along to the subscriber, the GSM network provider will actually benefit from the increased traffic on its data network, and benefit from all the new Zer01 subscribers as the good word goes viral.

What other advantages are there to this product other than cost?

Mr. Richards: There are too many subtle advantages to cover them all, but since UTGI controls the phone top and therefore the applications that it can put on the phone, it has the potential to put Skype on the phone, or even some of the new-age buzz applications, like the Skywire mobile browser for instance.   You won’t “get it” until you see it.  Zer01 also is totally free from roaming charges on other GSM networks – not just here in the U.S. but in the 130 countries in which it can operate.  Can you see the power of that ?  Aren’t we all fed up with paying 80 cents for a two cent phone call?  What about using your laptop in any GSM covered area, say France?  You can tether your phone to your laptop in any GSM-covered area and share the Internet connection for free.  How great is that?  And I said GSM, not WiFi.  So don’t confuse this with the limited coverage of WiFi.  If you have ever used your cell phone or laptop in Europe on one of the major carriers, you will understand how great this feature is.  In most cases, those who have shared that experience frequently come home to a phone bill that is larger than the cost of the vacation.  Why Skype? Well, even though the phone will be unlimited in the U.S. there are still International call costs, although they are a fraction of what other carriers charge – Skype would be free to call other Skype accounts, very big in Europe and China for instance.  We understand from UTGI that soon after the Beta launch, Zer01 will be adding 34 countries to its offering and 2000 minutes for an additional $10.  That’s clearly an offering unmatched in the industry.

So who has the secret source here, Zer01 or VoX?

Mr. Richards: Look, we are way past that.  We have a combined technology product offering that is seamlessly in harmony with each others’ technology, and we each respect the other’s intellectual property and technical abilities. We would say that we need Zer01 and, hopefully, Ben would say that he needs VoX.  The incredible power of the combined offering is where the smartest smart phone runs on the most cost-effective, sustainable and scalable network and can utilize a customer acquisition engine second to none.  I would say that, at this point, we are married to each other. In this partnership, there are things that Zer01 has done that VoX, or anyone else for that matter, cannot duplicate quickly.  I feel the same way about the VoX technology.  Our relationship with Zer01 is a relationship made in heaven as far as I am concerned.

Who will handle the end-customer relationship, Zer01 or VoX?

Mr. Richards: We at VoX plan to hand the VoIP network, the billing and the customer care for Zer01. Ben brings the phone technology, the GSM partnership and the massive marketing machine, which is currently comprised of hundreds of distributors that are pretty upset with the big guys who have cut their commissions badly over the years.

Are you worried that this product will not have the marketing dollars that it needs to succeed, as this is a major undertaking and a new product?

Mr. Richards: Absolutely not.  Zer01 has already secured a significant number of large distributors.  When the product is finally available, I am expecting it to go viral on the Internet very soon thereafter.  In fact, Ben and I were talking the other day not of how fast we can go, but of how we can control the growth so that we can iron out any kinks that may arise.  For instance, there were over a thousand registrations in the four-day period immediately following the date on which the Zer01 site went live. While I am sure some of those beta test registrations are just people being inquisitive and are not actually sales, we are overwhelmed at the buzz that is already starting with this product.  Keep in mind that no one has even started marketing it yet. Operationally speaking, even worse than no demand is too much demand.

There seems to be serious doubts surrounding whether VoIP is even possible over the GSM network and if it is, why the larger carriers aren’t doing it?

Mr. Richards: This is true.  I don’t blame people for being skeptical about this technology.  It is extremely complex and there are a lot of moving parts.  It’s not simply VoIP over GSM – there is a lot more to it than that. There is inherent network latency over most of the GSM networks that drove the demand for 3G currently being deployed by the major GSM players. I am not worried about the naysayer.  Just because a particular player in the industry cannot do something does not mean that no one can.   There are a lot of brain cycles in both the Zer01 and VoX camps. The people that say something can’t be done are the ones that won’t do it. Where there is a will, the human race will find a way, and we have. As far as larger carriers doing this, why should they? This type of technology innovation would reduce the revenue and the margins of their existing businesses.  It normally takes an innovative and invasive upstart who can utilize a superior technology to take market share from the incumbent before the incumbent is willing to innovate. Look at the tremendous success of the AT&T iPhone and the number of Blackberries that Verizon has sold. Most of those customers came off of a competitor.  Is it any wonder that one of their competitors is fighting back by partnering with us to take back some of the market share they have lost?

Where do you see this going in the future?

Mark Richards: I believe we will not be alone in doing VoIP over the GSM network, just the first. People are fed up with paying high phone bills in this economic environment, so if they can save a bundle on their bills – they will. Right now the two largest carriers are still experiencing growth so they are keeping the cost of mobile personal communications high.  We have innovated and we believe we will take market share.  Under our plan you can have a domestic unlimited calling plan with unlimited data for $69, including taxes, and no roaming charges…you tell me.

What do you think of the latest Skype on the iPhone press that has just been released?   Did you see this?

Mark Richards: Yes, I saw that Skype plans to run its VoIP service over the iPhone.  I do not really see any comparison to the Zer01 service.  The Skype service is only over a Wi-Fi connection, not the AT&T data network, so Skype will still charge the cell phone user more than two cents a minute for a PSTN call, in addition to the regular phone bill with a voice and data plan from AT&T.  Remember, there is no additional charge for this call under the Zer01 offering. You still need to be near a Wi-Fi hotspot to use Skype, although I am sure it will eventually run over the data side of the mobile networks.  Zer01 has the edge because it is not just an application sitting on the operating system, it is a native application.  Also, Zer01 plans to launch its service on Blackberry, Widows Mobile, the iPhone and Google's Android, as I have already stated.  I also believe that less than 5 percent of mobile phones are an iPhone, and less than 10 percent of those will have Skype loaded.  Consequently, a consumer might be calling a Skype iPhone from a Skype iPhone once in several hundred calls? Good luck saving money there. I definitely do not see this product as a Zer01 contender.

Is there a final message that you would like to share with your shareholders and the investment community as a whole?

Mr. Richards: Yes, there is. To our loyal shareholders and employees, we are now entering a time of great excitement and we believe our vision of the value of what we have built is about to be unlocked.  I want to thank our entire team for their loyalty and the commitment they have shown to me and to our company and its mission. I also want to tell everyone that Paul Riss, our CEO, and I have been on the same page since day one.  His willingness to provide a green field to our VoIP developers has made a material difference in the flexibility of our VoIP service offering. Paul has never for a single day doubted where we could go with our technology, and I want to sincerely thank him for the trust, energy and encouragement he gave us and for the endless stream of financial models he bestowed upon our team. We believe our current model is very difficult to replicate in any industry.  Simply put, we are in the envious position of having a business model that anticipates rapid sales growth without the need to build accounts receivable or inventory.  The Zer01 customers will all pay in advance via a credit card, and the inventory, which is the mobile phone, is purchased by Zer01.  If the end-user already has a GSM phone, Zer01 will give him a new SIM card and the customer will not even have to buy a new phone.  Simply put, our plan is to sell minutes at a profitable rate, and have the customers pay for those minutes in advance with a credit card, and then again at the end of the month for any additional international calls. We project high sales growth, but minimum growth in accounts receivable, for both VoX and Zer01.  We continue to look forward to building shareholder value and to a great relationship with Zer01 and Ben Piilani’s team.

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This interview contains forward-looking statements that involve risks and uncertainties. Pervasip’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, certain risks and uncertainties over which the company may have no control. For further discussion of such risks and uncertainties, any of which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in Pervasip’s Annual Report on Form 10-KSB for the year ended November 30, 2008 and any subsequent SEC filings.

About VoX Communications
Based in Orlando, Fla., VoX Communications (a wholly-owned subsidiary of Pervasip Corp.) offers wholesale broadband voice, origination and termination services for cable operators, carriers, ISPs, CLECs, resellers and other wireless and wireline operators, as well as enhanced VoIP telephone service to the small business and residential marketplace. VoX's VoIP services are a feature-rich, low-cost and high-quality alternative to traditional landline phone service. In 2005, INTERNET TELEPHONY® Magazine named VoX the "Most Innovative VoIP Technology Provider."

Pervasip Corp. (OTCBB: PVSP) is a publicly-traded telecommunications company headquartered in White Plains, N.Y. For more information, visit www.voxcorp.net and www.pervasip.com

For more information, please contact:
Pervasip Corp.
Paul Riss, CEO
212-404-7633
phriss@pervasip.com

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